UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2019 (June 10, 2019)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	APO	New York Stock Exchange
6.375% Series A Preferred shares	APO.PR A	New York Stock Exchange
6.375% Series B Preferred shares	APO.PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement

General

On June 10, 2019, APH Finance 1, LLC (the “Issuer”), an indirect subsidiary of Apollo Global Management, LLC (the “Company”), issued $325,000,000 aggregate principal amount of its 4.77% Series A Senior Secured Guaranteed Notes due 2039 (the “Notes”) in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold by the Issuer to qualified institutional buyers within the meaning of Rule 144A pursuant to a Note Purchase Agreement dated June 10, 2019 (the “Note Purchase Agreement”). The Issuer agreed to sell the Notes subject to the satisfaction of certain terms and conditions provided in the Note Purchase Agreement.

The Notes were issued under an indenture (the “Indenture”), dated as of June 10, 2019, among the Issuer, the guarantors party thereto (the “Guarantors” and, together with the Issuer, the “Securitization Entities”) and U.S. Bank National Association, as trustee (the “Trustee”). The Notes are secured by a lien on the Securitization Entities’ participation interests in the rights to distributions in relation to a portfolio of equity investments owned by affiliates of the Company in certain existing and future funds managed or advised by subsidiaries of the Company.

The Notes are obligations only of the Issuer pursuant to the Indenture and are unconditionally and irrevocably guaranteed by the Guarantors under the Indenture. The pledge and security interest provisions with respect to the Securitization Entities are included in the Indenture. Neither the Company nor any subsidiary of the Company, other than the Securitization Entities, will guarantee or in any way be liable for the obligations of the Issuer under the Indenture or the Notes.

Interest and principal payments on the Notes are payable on a quarterly basis. The requirement to make such quarterly principal payments on the Notes is subject to certain financial conditions set forth in the Indenture. The legal final maturity date of the Notes is in June 2039, but, unless earlier prepaid to the extent permitted under the Indenture, the anticipated repayment dates of the Notes will be in June 2029. If the Issuer has not repaid or refinanced the Notes prior to the anticipated repayment date an additional 5.0% per annum will accrue on the Notes.

The Notes are subject to a series of covenants and restrictions customary for transactions of this type, including (i) that the Issuer maintains specified reserve accounts to be used to make required payments in respect of the Notes, (ii) provisions relating to prepayments and the related payment of specified amounts, including specified make-whole payments in the case of the Notes under certain circumstances and (iii) covenants relating to recordkeeping, access to information and similar matters. The Notes are also subject to rapid amortization tied to failure to maintain the stated debt service coverage ratio. The Notes are also subject to certain customary events of default, including events relating to non-payment of required interest, principal or other amounts due on or with respect to the Notes, failure to comply with covenants within certain time frames, certain bankruptcy events, breaches of specified representations and warranties, failure of security interests to be effective and certain judgments.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ Martin Kelly
Martin Kelly Chief Financial Officer and Co-Officer Operating Officer

Date: June 14, 2019